UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2008

Euronet Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31648 (Commission File Number)	74-2806888 (I.R.S. Employer Identification No.)

4601 College Boulevard, Suite 300

Leawood, Kansas 66211

(Address of principal executive office)(Zip Code)

(913) 327-4200

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)        Effective April 10, 2008, Euronet Worldwide, Inc. (the "Company") entered into amended employment agreements with certain of its executive officers, including Michael J. Brown, Chairman and Chief Executive Officer, Rick L. Weller, Executive Vice President — Chief Financial Officer, and Jeffrey B. Newman, Executive Vice President — General Counsel (each an "Employee"). The new employment agreements amend and supersede existing employment agreements with each of the Employees.

Except for changes to reflect the current rate of base salary, the amendments are identical for each Employee's employment agreement and include the following amendments:

•	Changes designed to comply with the deferred compensation rules pursuant to Internal Revenue Code Section 409A, including:

o

if the Employee is a "specified employee" within the meaning of Section 409A of the Internal Revenue Code and becomes entitled to severance payments upon a separation from service under the employment agreement, severance payments that exceed a specified amount allowed by applicable regulations will be delayed for six months;

o	the timing and manner of certain severance payments (lump sum or installments) have been modified to comply with Section 409A and certain exceptions thereunder;

o

a provision was removed from the employment agreement that allowed Employee to receive, upon termination, the cash value of any benefits he was receiving prior to termination under an employee benefit plan that, by its terms, would not permit participation after Employee's termination.

•

The definition of "Change of Control" has been modified by providing that a merger, consolidation or dissolution of the Company will only constitute a change of control if such corporate transaction is completed (as opposed to approved by the Company's shareholders) and the shareholders of the Company immediately before the corporate transaction hold less than 50% of the surviving entity to constitute a change of control.

•

A new Section 10 was added to each employment agreement providing that if the Employee becomes subject to excise taxes under Section 4999 of the Internal Revenue Code as a result of payments to the Employee under the employment agreement, the Company will make a gross-up payment to the Employee equal to the amount of the excise taxes plus the amount of any tax on the gross-up payment, subject to certain limitations.

•

The types of equity based awards that continue to vest upon termination of employment under certain circumstances under Sections 7 and 8 of the employment agreement were expanded to include restricted stock and other equity incentive awards, in addition to stock options.

•

Section 7 was amended to provide that upon termination of his employment prior to a Change of Control, the Employee will have no obligation to mitigate the amount of any payment provided for in the employment agreement by seeking other employment. If the Employee does seek other employment in the event of such a termination, such other employment will not result in a reduction of amounts payable under the employment agreement.

Also effective April 10, 2008, the Company entered into an amended employment agreement with Juan Bianchi, Executive Vice President — Managing Director, Money Transfer Segment. The amendment provides for, among other things:

•	Changes designed to comply with the deferred compensation rules pursuant to Internal Revenue Code Section 409A, including:

o

if Mr. Bianchi is a "specified employee" within the meaning of Section 409A of the Internal Revenue Code and becomes entitled to severance payments upon a separation from service under the agreements, severance payments (including severance benefits that he would be eligible to receive on account of a disability) will be delayed for six months;

o	the timing and manner of certain severance payments (lump sum or installments) have been modified to comply with Section 409A and certain exceptions thereunder;

o

a provision was removed from the employment agreement that allowed Mr. Bianchi to receive, upon termination, the cash value of any benefits he was receiving prior to termination under an employee benefit plan that, by its terms, would not permit participation after Mr. Bianchi’s termination.

•

The definition of "Change of Control" has been modified by providing that a merger, consolidation or dissolution of the Company will only constitute a change of control if such corporate transaction is completed (as opposed to approved by the Company's shareholders) and the shareholders of the Company immediately before the corporate transaction hold less than 50% of the surviving entity to constitute a change of control.

•

A new Section 10 was added to the employment agreement providing that if Mr. Bianchi becomes subject to excise taxes under Section 4999 of the Internal Revenue Code as a result of payments to Mr. Bianchi under the employment agreement, the Company will make a gross-up payment to Mr. Bianchi equal to the amount of the excise taxes plus the amount of any tax on the gross-up payment, subject to certain limitations.

•

Section 7 was amended to provide that upon termination of his employment prior to a Change of Control, Mr. Bianchi will have no obligation to mitigate the amount of any payment provided for in the employment agreement by seeking other employment. If Mr. Bianchi does seek other employment in the event of such a termination, such other employment will not result in a reduction of amounts payable under the employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EURONET WORLDWIDE, INC.

By:	/s/ Jeffrey B. Newman
Jeffrey B. Newman Executive Vice President - General Counsel

Date: April 16, 2008